UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 3, 2024

SONOS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38603	03-0479476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

614 Chapala Street

Santa Barbara, California 93101

(Address of principal executive offices, including zip code)

(805) 965-3001

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SONO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2024, Sonos, Inc. (the “Company”) appointed Saori Casey as Chief Financial Officer (“CFO”) and principal financial officer, effective as of January 22, 2024 (the “Effective Date”). In connection with Ms. Casey’s appointment as CFO, on January 3, 2024, the Company determined Eddie Lazarus would no longer serve as CFO and appointed Mr. Lazarus as Chief Strategy Officer, each effective as of the Effective Date. In addition to his role as Chief Strategy Officer, Mr. Lazarus will remain the Company’s Chief Legal Officer and Corporate Secretary.

Pursuant to her offer letter, Ms. Casey will receive a base salary of $550,000 and will be eligible to receive an annual cash incentive bonus with a target equal to 65% of her base salary, with the actual bonus payable based on performance against pre-established performance goals. In addition, in connection with her appointment as CFO, the Compensation, People and Diversity & Inclusion Committee (the "Committee") of the Company’s Board of Directors approved a grant to Ms. Casey on February 15, 2024 (the “Grant Date”) of (i) restricted stock units, with a target value of approximately five million dollars ($5,000,000), which will vest as to 33.33% of the restricted stock units on the first anniversary of the Grant Date and thereafter in equal quarterly installments over the two years following the first anniversary of the Grant Date, generally subject to Ms. Casey’s continued employment with the Company and (ii) performance stock units (“PSUs”), with a target value of approximately five million dollars ($5,000,000), which shall be eligible to become earned between zero percent (0%) and two hundred percent (200%) of the target number of PSUs based on the achievement of performance criteria established by the Committee over three consecutive one-year performance periods, with vesting of such PSUs generally subject to Ms. Casey’s employment with the Company at the end of the three-year PSU term.

From July 2011 to December 2023, Ms. Casey, age 56, served as Vice President of Finance at Apple Inc. Prior to that, Ms. Casey held various roles as a finance executive at Cisco Systems Inc. for fifteen years. She has served on the board of directors of Houzz Inc. since 2019, and also serves as the Chair of its Audit Committee and on its Compensation Committee. Ms. Casey holds a B.A. in Economics from the University of California, Santa Barbara, and an M.B.A. from the Peter F. Drucker Graduate School of Management at Claremont Graduate University, where she has served as a member of the Drucker Advisory Board since 2018.

There are no arrangements or understandings with any other person pursuant to which Ms. Casey will be appointed as the Company’s CFO, and there are no family relationships between Ms. Casey and any director or executive officer of the Company. Additionally, there are no transactions between Ms. Casey and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

The Company’s press release announcing Ms. Casey’s appointment as CFO and Mr. Lazarus’ appointment as Chief Strategy Officer is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 9, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOS, INC.

Date: January 9, 2024	By:	/s/ Eddie Lazarus
Eddie Lazarus Chief Legal Officer